Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

GOOD WORKS ACQUISITION CORP.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Good Works Acquisition Corp.

2. The Certificate of Incorporation of the Corporation is hereby amended by amending and restating ARTICLE FOURTH thereof in its entirety and by substituting in lieu of said Article the following new ARTICLE FOURTH:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Five Million (5,000,000) shares, all of which shares shall be shares of common stock having a par value of $0.001 per share.”

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted and has been given in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

4. The corporation has not received any payment for any of its stock and that no directors have been elected.

Dated as of: July 9, 2020

/s/ Angel Avalos, Jr.
Angel Avalos, Jr.
Incorporator